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EXHIBIT 23.1



INDEPENDENT ACCOUNTANT'S CONSENT




The Board of Directors and Stockholders
DecisionLink, Inc.

We hereby consent to incorporation by reference in the Registration Statements Nos. 33-61479, 33-82330 and 333-31412 on Form S-8 of our report dated November 17, 2000, except for Note 18, as to which the date is November 29, 2000, related to the consolidated balance sheet of DecisionLink, Inc. and Subsidiaries as of September 30, 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for the period then ended, which report appears in the September 30, 2000 annual report on Form 10-KSB of DecisionLink, Inc.

/s/ GOLDSTEIN GOLUB KESSLER LLP
New York, New York

December 29, 2000